Exhibit 99.1
Sparton Corporation Chairman of the Board
Addresses Issue of Stock Sales
October 9, 2008 — (Jackson, Michigan) — Electronics Design and Manufacturing Services provider (EMS), Sparton Corporation (NYSE:SPA) announced that it received correspondence from Mr. Bradley O. Smith, Chairman of the Board of Directors directed to the Board of Directors of Sparton Corporation concerning the circumstances behind recent sales of stock publicly reported by Mr. Smith.
     Mr. Smith advised the Board that, “The purpose of this letter is to inform you about the circumstances behind the sales and reassure you that the sales do not in any way reflect a change in my opinion of the Company.”
     In his letter Mr. Smith elaborated on the events surrounding the sales of stock, stating, “As you may be aware, I had a modest number of stock sales in May and July for personal reasons. However, the decline in the stock price that occurred late in the summer resulted in demands on margin accounts and stock pledges of mine that were satisfied by sales of blocks of my Sparton stock in the first quarter of fiscal 2009.”
     Mr. Smith also advised the Board that the, “sales were not voluntary on my part and were conducted by the institution that held the pledged shares of stock as collateral. There may be additional sales of stock in the near term, but those sales will again be made by the institution holding pledged shares due to margin and/or pledge calls and will not be voluntary sales on my part.”
     Last, Mr. Smith conveyed his thoughts about the future of the Company. “I want it to be clear that any conclusion that I sold stock because I lost faith in the Company is incorrect as I remain convinced of and committed to the long-term prospects of the Company.”
About Sparton Corporation
 Sparton Corporation (NYSE:SPA) now in its 108th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Sparton has seven manufacturing locations world-wide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
 The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, anticipate, target and similar terms and concepts, and the negatives of such expressions) are forward-looking statements that involve risks and uncertainties, including, but not limited to the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including the Vietnam facility; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
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